EXHIBIT 23.1

Consent of Independent Accountants

                We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-34364, No. 333-46458, No. 333-81644, No. 333-100298), the Registration Statements on Form S-8 (No. 333-3694, No. 333-39105, No. 333-46492, No. 333-54426, No. 333-56781, No. 333-60828, No. 333-66067, No. 333-76995, No. 333-79675, No. 333-80227, No. 333-81635, No. 333-83770, No. 333-89948, No. 333-93497) and the Registration Statement on Form S-4 (No. 333-62694) of Yahoo! Inc. of our report dated January 15, 2003, except for Note 14, which is as of March 19, 2003, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 20, 2003